FHLBANK TOPEKA ANNOUNCES THIRD QUARTER 2011 OPERATING RESULTS

October 27, 2011 – FHLBank Topeka (FHLBank) announces its operating results for the third quarter 2011. FHLBank is reporting a net loss of $2.3 million for the quarter ended September 30, 2011, compared to net income of $21.6 million for the quarter ended September 30, 2010. For the nine months ended September 30, 2011 and 2010, FHLBank is reporting net income of $45.7 million and $2.1 million, respectively. FHLBank expects to file its Form 10-Q for the quarter ended September 30, 2011, with the Securities and Exchange Commission (SEC) on or about November 10, 2011.

President’s Comments

“We are pleased to announce strong adjusted income for the third quarter,” noted Andrew J. Jetter, president and CEO of FHLBank Topeka (“adjusted income” is defined later in this earnings release). “This continues our track record of strong and steady adjusted income. We are, however, reporting a GAAP loss for the quarter driven largely by the accounting treatment of interest rate caps we purchase to protect us against the risk of higher interest rates. The mark-to-market on the caps creates some volatility in our accounting income from period to period that we do not believe is reflective of our long-term performance. We strive to minimize our adjusted income exposure to changes in interest rates even if that creates increased accounting income volatility. We will continue to use adjusted income as a key measure in assessing our financial performance and determining dividend levels.”

Net Income

Net income (loss) for the third quarter 2011 computed in accordance with U.S. generally accepted accounting principles (GAAP) was $(2.3) million versus $21.6 million for third quarter 2010. In the third quarter of 2011, FHLBank experienced a more significant decline in the market value of derivative and hedging activities than was experienced in 2010 — resulting primarily from declines in the value of interest rate caps used to hedge against rising interest rates. FHLBank’s market value loss on derivative and hedging activities in the third quarter of 2011 was $(74.8) million compared to $(52.6) million for the third quarter of 2010. Although assets have declined 5.0% since the end of the third quarter of 2010, net interest income increased 5.9% during the third quarter of 2011 compared to the third quarter of 2010 due to an improved net interest margin that was only partially offset by declining asset balances. However, for the nine months ended September 30, 2011, net interest income declined 8.7% from the nine month period ending September 30, 2010, as the impact of a smaller balance sheet over this period outweighed the benefit of a slightly better net interest margin.

GAAP Income versus Adjusted Income and Adjusted Return on Equity

Adjusted income is a non-GAAP measure used by management to evaluate the quality of its ongoing earnings. FHLBank management believes that the presentation of income as measured for management purposes enhances the understanding of FHLBank’s performance by highlighting its underlying results and profitability. By removing volatility created by market value fluctuations and items such as prepayment fees, FHLBank can compare longer-term trends in earnings that might otherwise be indeterminable. Therefore, as part of evaluating its financial performance, FHLBank adjusts net income reported in accordance with GAAP for the impact of: (1) Affordable Housing Program (AHP) and Resolution Funding Corporation (REFCorp) assessments (assessments for AHP and REFCorp through June 30, 2011, were equivalent to an effective minimum income tax rate of 26%; and, upon satisfaction of the REFCorp obligation as of June 30, 2011, the assessment for AHP for the third quarter of 2011 was equivalent to an effective minimum income tax rate of 10%); (2) items related to derivatives and hedging activities; and (3) other items excluded because they are not considered a part of our routine operations or ongoing business model, such as prepayment fees, gain/loss on retirement of debt, gain/loss on sale of mortgage loans held for sale and gain/loss on securities. The result is referred to as “adjusted income,” which is a non-GAAP measure of income. Adjusted income is used to compute an adjusted return on equity (ROE) that is then compared to the average overnight Federal funds effective rate, with the difference referred to as adjusted ROE spread. Because FHLBank is primarily a “hold-to-maturity” investor and does not trade derivatives, management believes that adjusted income, adjusted ROE and adjusted ROE spread are helpful in understanding its operating results and provide a meaningful period-to-period comparison in contrast to GAAP income and ROE based on GAAP income, which can vary significantly from period to period because of derivatives and hedging activities and certain other items that management excludes when evaluating operational performance because the added volatility does not provide a consistent measurement analysis.

Derivative and hedge accounting affects the timing of income or expense from derivatives, but not the economic income or expense from these derivatives when held to maturity or call date. For example, interest rate caps are purchased with an upfront fixed cost to provide protection against the risk of rising interest rates. Under derivative accounting guidance, these instruments are then marked to market each month, which can result in having to recognize significant gains and losses from quarter to quarter, producing volatility in FHLBank’s GAAP income. However, the sum of such gains and losses over the term of a derivative will equal its original purchase price if held to maturity. Although the value of the caps declined significantly during the third quarter 2010 and the third quarter 2011, the value of the interest rate caps will ultimately equal zero at maturity (at September 30, 2011, the carrying value of the FHLBank’s interest rate caps used to hedge adjustable rate mortgage-backed securities with embedded caps was $45.7 million). Because of the monthly mark-to-market on the caps, FHLBank’s GAAP income will continue to be subject to volatility as both gains and losses on the caps are likely to be recorded in future periods.

	Three months ended		Nine months ended
	September 30,		September 30,
	(Amounts in thousands)		(Amounts in thousands)
	2011	2010	2011	2010

Net income (loss), as reported under GAAP	$(2,301)	$21,591	$45,658	$2,059
Total assessments	(250)	771	16,913	771

Income (loss) before assessments	(2,551)	22,362	62,571	2,830
Derivative-related and other excluded items[1]	43,004	21,983	63,313	145,449

Adjusted income (a non-GAAP measure)[2]	$40,453	$44,345	$125,884	$148,279

[1]	The 2011 and 2010 excluded items are “Prepayment fees on terminated advances,” “Net gain (loss) on trading securities,” “Net gain (loss) on derivatives and hedging activities” and “Net realized gain (loss) on sale of mortgage loans held for sale” directly from FHLBank’s September 30, 2011, Statements of Income.

[2]	Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, FHLBank has procedures in place to calculate these measures using the appropriate GAAP components. Although these non-GAAP measures are frequently used by FHLBank’s stakeholders in the evaluation of our performance, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

FHLBank uses adjusted ROE (a non-GAAP measure) compared to the average Federal funds rate as a key measure of effective use and management of members’ capital.

	Three months ended		Nine months ended
	September 30,		September 30,
	(Amounts in thousands)		(Amounts in thousands)
	2011	2010	2011	2010

Average GAAP total capital for the period	$1,757,917	$1,853,205	$1,763,262	$1,906,752
ROE, based upon GAAP income before assessments	(0.58)%	4.79%	4.74%	0.20%
Adjusted ROE, based upon adjusted income[1]	9.13%	9.49%	9.55%	10.40%
Average overnight Federal funds effective rate (FF rate)	0.08%	0.19%	0.11%	0.17%
Adjusted ROE as a spread to average FF rate[1]	9.05%	9.30%	9.44%	10.23%

[1]	Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, FHLBank has procedures in place to calculate these measures using the appropriate GAAP components. Although these non-GAAP measures are frequently used by FHLBank’s stakeholders in the evaluation of our performance, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

Attached are highlights from the unaudited Statements of Condition and Statements of Income for the three and nine months ended September 30, 2011 and 2010. The Form 10-Q for the third quarter ended September 30, 2011, will be available on the SEC website (www.sec.gov), as well as FHLBank’s website (www.fhlbtopeka.com), as soon as FHLBank files it in November 2011.

The information contained in this announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements describing the objectives, projections, estimates or future predictions of FHLBank’s operations. These statements may be identified by the use of forward-looking terminology such as “believe,” “will,” “likely,” “continue,” “strive” or other variations on these terms. FHLBank cautions that by their nature forward-looking statements involve risk or uncertainty and that actual results may differ materially from those expressed in any forward-looking statements as a result of such risks and uncertainties, including but not limited to: political events, including legislative, regulatory, judicial or other developments that affect FHLBank, its members, counterparties or investors; regulatory actions and determinations, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act; changes in economic and market conditions, including conditions in the mortgage, housing and capital markets; changes in the U.S. government’s long-term debt rating and the long-term debt rating of FHLBank and/or other Federal Home Loan Banks; changes in demand for advances or consolidated obligations of FHLBank and/or of the FHLBank System; effects of derivative accounting treatment, OTTI accounting treatment and other accounting rule requirements; the effects of amortization/accretion; gains/losses on derivatives or on trading investments; volatility of market prices, rates and indices and the timing and volume of market activity; changes in FHLBank’s capital structure; membership changes, including changes resulting from member failures, mergers or changes in principal place of business; soundness of other financial institutions, including FHLBank’s members, nonmember borrowers and the other FHLBanks; changes in the value or liquidity of collateral underlying advances to FHLBank’s members or nonmember borrowers or collateral pledged by derivative counterparties; changes in the fair value and economic value of, impairment of, and risks associated with FHLBank’s investments in mortgage loans and mortgage-backed securities or other assets and the related credit enhancement protections; competitive forces, including the availability of other sources of funding for members; the willingness of members to do business with FHLBank; the ability of FHLBank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which FHLBank has joint and several liability; and adverse developments or events affecting or involving other FHLBanks, housing GSEs or the FHLBank System in general. Additional risks that might cause FHLBank’s results to differ from these forward-looking statements are provided in detail in FHLBank’s filings with the SEC, which are available at www.sec.gov.

All forward-looking statements contained in this announcement are expressly qualified in their entirety by this cautionary notice. The reader should not place undue reliance on such forward-looking statements, since the statements speak only as of the date that they are made and FHLBank has no obligation and does not undertake publicly to update, revise or correct any forward-looking statement for any reason.

FHLBANK TOPEKA
Financial Highlights (unaudited)

Selected Financial Data (dollar amounts in thousands):

	September 30,	December 31,	September 30,
	2011	2010	2010
Statements of Condition (as of period end)
Investments[1]	$12,301,924	$14,845,941	$13,370,975
Advances	17,017,649	19,368,329	20,506,458
Mortgage loans held for portfolio, net	4,794,443	4,172,906	3,937,391
Total assets	36,089,351	38,706,067	38,001,292
Deposits	2,201,013	1,209,952	1,776,269
Consolidated obligations, net[2]	31,886,216	35,225,977	33,829,962
Total liabilities	34,378,282	36,922,589	36,225,772
Total capital stock	1,359,051	1,454,396	1,471,004
Retained earnings	376,863	351,754	327,235
Total capital	1,711,069	1,783,478	1,775,520
Regulatory capital[3]	1,746,682	1,825,700	1,823,745

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Statements of Income (for the period ended)
Interest income	$137,627	$155,837	$416,087	$480,663
Interest expense	77,185	98,784	241,315	289,327
Net interest income before loan loss provision	60,442	57,053	174,772	191,336
Provision for credit losses on mortgage loans	327	205	1,236	1,161
Net other-than-temporary impairment losses on held-to-maturity securities recognized in earnings[4]	(2,023)	(165)	(4,477)	(3,550)
Net gain (loss) on derivatives and hedging activities	(74,778)	(52,600)	(105,024)	(232,140)
Net gain (loss) on trading securities	24,732	26,768	28,299	74,887
Other income	2,454	2,505	11,712	7,313
Other expenses	13,051	10,994	41,475	33,855
Income (loss) before assessments	(2,551)	22,362	62,571	2,830
AHP assessments	(250)	256	5,091	256
REFCorp assessments[5]	0	515	11,822	515
Total assessments	(250)	771	16,913	771
Net income	(2,301)	21,591	45,658	2,059
Weighted average dividend rate[6]	2.10%	2.33%	1.95%	2.50%

[1]	Investments include held-to-maturity securities, trading securities, interest-bearing deposits and Federal funds sold.
[2]	Consolidated obligations are bonds and discount notes that FHLBank is primarily liable to repay.
[3]
Regulatory capital is defined as the sum of FHLBank’s permanent capital, plus the amounts paid in by its stockholders for Class A stock; any general loss allowance, if consistent with GAAP and not established for specific assets; and other amounts from sources determined by the Federal Housing Finance Agency as available to absorb losses. Permanent capital is defined as the amount paid in for Class B stock plus the amount of FHLBank’s retained earnings, as determined in accordance with GAAP. Regulatory capital includes all capital stock subject to mandatory redemption that has been reclassified to a liability.

[4]
During the quarter ended September 30, 2011, FHLBank recognized a total loss on other-than-temporarily impaired held-to-maturity securities (net of amounts reclassified to/from accumulated other comprehensive income) of $5.8 million, of which $2.0 million related to estimated credit losses (recognized in earnings). Losses in excess of estimated credit losses are recognized in accumulated other comprehensive income.

[5]
Based upon income reported by the FHLBanks through June 30, 2011, the aggregate amounts actually assessed through that date, and payments made in July 2011 by all 12 FHLBanks, fully satisfied the REFCorp obligation.

[6]	Weighted average dividend rates are dividends paid in cash and stock on both classes of stock divided by the average capital stock eligible for dividends.